Exhibit 10.2

August 18, 2025

Linden R. Evans

Dear Linn:

Per our discussions, you and Black Hills Corporation (the “Company”), have agreed to certain matters pertaining your service as the President and Chief Executive Officer of the Company. The purpose of this letter agreement (the “Letter Agreement”) is to formalize those terms.

Pursuant to an Agreement and Plan of Merger (such Agreement and Plan of Merger, including all schedules and exhibits thereto, the “Merger Agreement”) by and among the Company, NorthWestern Energy Group, Inc. (“NorthWestern”), and River Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”), the Company and NorthWestern propose to consummate a strategic transaction. The Merger Agreement provides for, among other things, a merger of Merger Sub with and into NorthWestern (the “Merger”), with NorthWestern surviving the Merger as a wholly owned subsidiary of the Company, with the Company assuming a new corporate name (after giving effect to the Merger, the Company, as the ultimate parent company of the combined corporate group after the Effective Time, is referred to herein in that context as “NewCo”).

The Company agrees to continue your employment as President and Chief Executive Officer and you accept continued employment with the Company in such roles through the earlier of (a) the Effective Time or (b) termination of the Merger Agreement pursuant to the terms thereof (the “Anticipated Separation Date”), unless the Company terminates your employment for Cause (as defined in your Change in Control Agreement dated as of November 15, 2022 (the “CIC Agreement”)). During this period of employment prior to the Anticipated Separation Date, you will continue to be paid and be eligible for all salary, short-term incentives, long-term incentives, and other benefits as you were as the Company’s President and Chief Executive Officer prior to the date of this Letter Agreement, in such as form as determined by the Leadership Development & Compensation Committee and amounts determined in accordance with past practice. Pursuant to the terms of the Merger Agreement, it is contemplated that your successor will become Chief Executive Officer of NewCo at the Effective Time, at which time your employment will end, and you will retire.

If: (1) you remain employed by the Company through the Anticipated Separation Date, and (2) you comply with the conditions in Section 9(b)(iii) of your CIC Agreement, then you will receive the payments and benefits provided in Sections 9(b)(i), (iv), (v), (vi) and (vii) of your CIC Agreement (collectively, the “Transition Commitment Payments”), in lieu of any right you may have to receive all of the payments provided in Section 9(b) of your CIC Agreement. In addition, the Merger Agreement provides that the Merger will constitute a Change in Control under your equity awards. If you remain employed through the Anticipated Separation Date, your equity awards will vest and settle in accordance with the provisions applicable to a voluntary termination for Good Reason, as defined in the applicable equity award agreements and plan document, provided, however, that the Company will withhold shares having a fair market value equal to the then-current maximum federal withholding tax rate of the value of equity awards that vest under this sentence to satisfy such tax withholding obligations.

Except as expressly otherwise provided herein, this Letter Agreement contains the complete, entire understanding of the parties to this Letter Agreement related to the matters discussed herein.

This Transition Letter is governed by and will be construed and enforced in accordance with the laws of the State of South Dakota.

BLACK HILLS CORPORATION

By:	/s/ Sarah Wiltse
Name:	Sarah Wiltse
Title:	Senior Vice President and Chief Human Resources Officer

Acknowledged and Agreed:

/s/ Linden R. Evans
Linden R. Evans
Date: August 18, 2025

2